Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX RECEIVES FDA NOTIFICATION THAT

RIFAXIMIN AMENDMENT CONSIDERED A

COMPLETE RESPONSE

FDA Assigns May 26, 2004 Goal Date

RALEIGH, NC, December 10, 2003—Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that the U.S. Food and Drug Administration (FDA) has acknowledged receipt of the Company’s November 25, 2003 amendment to the Rifaximin New Drug Application. The FDA considers the amendment to be a complete response to the October 25, 2002 approvable letter and has assigned a user fee goal date of May 26, 2004 to review and act upon the application. The Company initially is seeking approval to market Rifaximin, a non-systemic, gastrointestinal site-specific antibiotic, as a treatment for travelers’ diarrhea.

Rifaximin is a non-systemic, gastrointestinal site-specific antibiotic. Salix licensed Rifaximin from Alfa Wasserman S.p.A. More than 300 million tablets of Rifaximin have been sold/distributed in Italy since its approval in 1987. Currently, Rifaximin is approved in 13 countries worldwide.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, our reliance on our first few products including specifically Rifaximin, market acceptance for products, intellectual property risks, management of rapid growth, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.